EXHIBIT 10.30

SUMMARY OF COMPENSATION ARRANGEMENTS

Annual Base Salary

Our executive officers are “at will” employees. Currently we have no written or oral employment arrangements with our executive officers. A copy or description of any future such employment arrangement will be filed to the extent required.

The table below summarizes the current annual base salary we have with each of our named executive officers and directors. All of the compensation arrangements we have with our executive officers are reviewed and may be modified from time to time by the Compensation and Stock Option Committee of our Board of Directors.

Name	Annual Base Salary
William S. Boyd Chairman of the Board and Executive Chairman	2010: $	1,000,000

Robert L. Boughner Executive Vice President, Chief Business Development Officer and Director	2010: $	1,100,000

Keith E. Smith President, Chief Executive Officer and Director	2010: $	1,100,000

Paul J. Chakmak Executive Vice President and Chief Operating Officer	2010: $	675,000

Marianne Boyd Johnson Vice Chairman and Executive Vice President	2010: $	242,000

Josh Hirsberg Senior Vice President, Chief Financial Officer and Treasurer	2010: $	435,000

Bonus Plans, Director Compensation Arrangements and Other Compensation

The information regarding bonus plans, director compensation arrangements and other compensation is set forth in our most recent definitive Proxy Statement for the Annual Meeting of Stockholders (and any definitive Annual Proxy Statement filed after the date hereof), which information is incorporated herein by reference.